EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

WORLDWATER CORP., 100% WHOLLY OWNED AND ACTIVE SUBSIDIARIES -

WORLDWATER (PHILS) INC., A PHILIPPINE COMPANY

WORLDWATER CORP., 100% WHOLLY OWNED AND INACTIVE SUBSIDIARIES -

WORLDWATER, INC., A DELAWARE CORPORATION
WORLDWATER HOLDINGS INC., A DELAWARE CORPORATION
WORLDWATER EAST AFRICA LTD., A TANZANIAN CORPORATION
WORLDWATER PAKISTAN (PVT.), LTD., A PAKISTAN COMPANY